EXHIBIT (10)(a)

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Post-Effective Amendment No. 23 to Registration Statement No. 2-80897 on Form N-4 of The Prudential Individual Variable Contract Account of The Prudential Insurance Company of America of our report dated February 15, 1996, relating to the financial statements of The Prudential Individual Variable Contract Account, and of our report dated March 1, 1996, except for Note 1A as to which the date is March 10, 1997, relating to the statutory financial statements of The Prudential Insurance Company of America in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts", also appearing in such Statement of Additional Information.


/s/ DELOITTE & TOUCHE

Parsippany, New Jersey
April 25, 1997


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